Houston Wire & Cable Company Elects Gary Yetman to Board of Directors and Declares Dividend

HOUSTON, TX -- (Marketwired - November 05, 2014) - Houston Wire & Cable Company (NASDAQ: HWCC), a leading distributor of specialty wire and cable throughout the United States, announced yesterday the election of Gary Yetman to its Board of Directors. Mr. Yetman will also serve as a member of the Nominating & Corporate Governance and Compensation Committees.

Mr. Yetman served as the Chief Executive Officer and President of Coleman Cable, Inc. from 1999 until his retirement following the sale of Coleman Cable earlier this year. Prior to that, Mr. Yetman held various senior management positions with Coleman Cable's predecessor and within the electrical industry. Mr. Yetman's extensive experience and proven track record within the electrical wire and cable industry make him an excellent addition to HWCC's Board of Directors. Mr. Yetman holds an M.B.A. degree from the Lake Forest Graduate School of Management and a B.S. degree from West Virginia University.

"We are pleased to welcome Gary to our Board of Directors. His broad management experience and industry knowledge make him a great addition to our Board," commented Jim Pokluda, President and CEO of Houston Wire & Cable Company.

Mr. Pokluda further commented, "I am also pleased to announce that the Board has declared a dividend of $0.12 per share, payable to shareholders on November 28, 2014. This is the thirtieth consecutive quarter of returning funds to our shareholders."

About the Company

With over 39 years' experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, primary and secondary aluminum distribution cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service. For more information, visit the website at www.houwire.com.

CONTACT:
Lorena Santoni
Investor Relations Coordinator
Direct: 713.609.2227
Fax: 713.609.2168
lsantoni@houwire.com